Fierce & Kind

What if creating social justice began by sharing a drink with a friend? We're Fierce & Kind — a spirits brand determined to uplift our communities. So, take a seat at our table, pour yourself a drink, stay awhile. Because we're on a mission, and we'd love for you to join us.


DRINK.
INVEST.
DO GOOD.
F&K
Fierce&Kind
STRAIGHT BOURBON

Invest

$99.90 minimum investment

DEADLINE: June 30, 2023

in 2 months

SHARE PRICE

$1.35

TOTAL RAISED

$30,657

VALUATION

$13,500,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION



Fierce & Kind is an employee- and customer-owned spirits company and foundation that is *equally as invested in crafting quality social beverages as we are in affecting social change.*

As consumers, we know that people consume a wide variety of products daily—but how many do they actually own? Fierce & Kind allows you to own what you drink and build a better future for yourself and those you love by owning a stake in a company.

We plan to drive **25% of anticipated profits** to our sister non-profit, The Fierce & Kind Equity Foundation, which plans to work with grassroots organizations in your community to fuel political, social, and economic justice transparently and verifiably.

MAKING FIERCE & KIND YOUR DRINK OF CHOICE MEANS YOU'RE CHOOSING TO DRINK WITH PURPOSE.

With every bottle sold, that consumer is making a choice to support an entrepreneur, build a daycare center, fight for voter and reproductive rights, or deconstruct settler colonialism.

Our spirits are sustainably sourced, and we work with trusted vendors who align with our mission. When we join forces to create and share our spirits, our goal is to bring positive action, empowerment, and change to the communities we serve. Through ownership and entrepreneurship, our mission is to build greater equity within historically-excluded communities and help right historical wrongs. That's our choice.

Spirits have a unique power to bring people together. The act of sharing a drink with someone is a sacred ritual. Fierce & Kind harnesses that communal power and turns it into real impact in a world full of injustice.

The spirits industry is experiencing unprecedented growth, and mission-driven companies have surged since the pandemic. Finding ways to be an activist, an ally, and going beyond participating in marches and protests through the major and minor decisions we make in our daily lives has become an essential need for this new generation of consumers. It's time to reimagine what ownership, opportunity, and ethical consumption look like. **And we believe that starts with Fierce & Kind.**

So join us, because there's a seat for everyone at our table. Our plan is to launch with three extraordinarily smooth and delicious spirits suited for both new and experienced palettes. We're striving for our spirits to be the catalyst for your communal celebrations as much as your solitary meditations. With our broad product roadmap and understanding of, to put it simply, what tastes great, we believe we can enable our foundation to do even more and grow shareholder value.

LET'S RAISE A GLASS TO NEW BEGINNINGS, BECAUSE WE'RE JUST GETTING STARTED.



OWN WHAT YOU DRINK.

As a 100% employee-and customer-owned spirits company, Fierce & Kind redefines what it means to buy, own, and share high-quality spirits.

EQUITY OWNERSHIP OPPORTUNITIES.

Fierce & Kind is about creating economic opportunity for historically excluded communities. That means letting people in at the ground floor. Throughout the fundraising lifecycle of the company, our plan is to sell 25% of the total shares to consumers.

PUBLIC BENEFIT CORPORATION.

As a public benefit corporation, Fierce & Kind serves diverse stakeholders, including its employees, communities, and the environment. Responsible corporate success serves to fuel the work of the non-profit. Fierce & Kind plans to continue to work toward B Corp certification.

FOUNDATION.

We created the Fierce & Kind Equity Foundation to combat social injustices and build generational equity by funneling real energy, action, and capital into historically excluded spaces. Fierce & Kind's plan is to allocate 25% of anticipated profits to the Foundation, which plans to seek partnership with organizations that are in communities, creating opportunity.

OPPORTUNITY



We recognize that our communities' social and political injustices are due to the historical exclusion communities have faced throughout history.

Perhaps you have felt this in your life, community, or neighborhood. Maybe an appraisal of your home is devalued because of the photos on the walls. Or you've experienced backlash at your school or company for speaking out to support human rights in Palestine and other colonized homelands. You've noticed a lack of access to the health resources you need to make decisions about your life and future. These are just a few examples of the social issues and injustices Fierce & Kind is committed to changing.

As optimists, we believe in the power of the human spirit and the communal effort to empower people to lead more equitable lives. And as realists, we know that building equity and combating social injustice begins on the ground level through grassroots organizations—in your city, in your local community. We are deeply committed to these beliefs and invite you to join us in enacting them.

LET'S LIVE FIERCELY, LIFT SPIRITS, AND SPREAD KINDNESS, TOGETHER.

BUSINESS MODEL

As a premium brand with elevated yet accessible spirits, we aim to attract both the experienced consumer and those exploring spirits for the first time.

Fierce & Kind plans to launch with direct-to-consumer distribution in the coming months on our website, fiercenkind.com. Following the direct-to-consumer launch, we plan to expand to the traditional retail and hospitality industry within the next year.

Since the pandemic, online alcohol sales have grown to $6.1B in 2021. Currently, online alcohol purchasing is available in 33 states and expanding. We believe our revenue model is positioned to enable us to fuel the growth of our company while fulfilling our mission to drive 25% of our profits to our sister non-profit, The Fierce & Kind Equity Foundation.

Own what you drink this holiday season. Share a bottle of Fierce & Kind Straight Bourbon, American Vodka, or Reposado Tequila at your celebrations—**because a good drink tastes even better in good company!**

THE PANDEMIC CHANGED BUYING BEHAVIOR

66%

Two-thirds of shoppers who buy alcohol online made their first purchase during the pandemic. (IWSR)

ONLINE ALCOHOL SALES ARE GROWING QUICKLY[1]

$6.1B

Online alcohol sales in 2021, accounting for 4% of off-premise sales. (Rabobank)

21%

Spirits accounted for $1.3 billion (21%) of total online alcohol sales in 2021. Wine and beer accounted for $3.8 billion and $960 million, respectively. (Rabobank)

Source: Distilled Spirits Council

MARKET

The spirits industry has demonstrated rapid growth since 2017, with expectations for sustained, organic growth ahead.

Disruption from the pandemic opened up new direct-to-consumer distribution channels. The mature microbeer and growing artisanal spirits segments have created consumer interest in craft brands over mega producers.

A second factor in the market is the demand for purpose driven-companies and public benefit corporations that attract skilled talent and impact consumer decision-making in their favor.

TOP 5 SPIRITS BY REVENUE

BILLIONS (2020-21 GROWTH)


VODKA
$7.3 (4.9%)
TEQUILA/MEZCAL
$5.2 (30.1%)
AMERICAN WHISKEY
$4.6 (6.7%)
BRANDY & COGNAC
$3.5 (13.1%)
CORDIALS
$2.9 (15.2%)

Source: Distilled Spirits Council

The spirits industry has continued its post-pandemic surge and is experiencing the fastest growth in **two decades.**

SPIRITS ARE EXPERIENCING THEIR FASTEST GROWTH IN TWO DECADES

SPIRITS REVENUE, TOTAL AND AVERAGE ANNUAL GROWTH


7.1%
30.6%
3.5%
11.9%
4.3%
18.3%
7.3%
36.4%
2002-6
2007-11
2012-16
2017-21
Total growth
Average annual growth

Source: DISCUS Market Segmentation Database, IWSR, and various industry publications.
Note: Annual average rate is the simple average of year-over-year growth over each period.

Source: Distilled Spirits Council

Premiumization is one of the fastest growing segments in both high-end premium and super premium spirits.

Another rapid growth trend is the tequila/mezcal, which grew over 30% to $1.2B in 2021, compared to 6% growth in 2020. Vodka maintains its lead position in the market.

US SPIRITS REVENUE GROWTH PER PRICE SEGMENT, 2019-2021 (DISCUS)


2021
2020
2019
30%
25%
20%
15%
10%
5%
0%
-5%
24%
13%
8%
12%
7%
8%
4%
8%
3%
8%
0%
0%
12%
8%
5%
SUPER PREMIUM
HIGH END PREMIUM
PREMIUM
VALUE
TOTAL

Source: Distilled Spirits Council



PURPOSE DRIVEN COMPANIES.

In the 2020 Strength of Purpose study by Zeno Group, 8,000 consumers "have spoken and stand ready to give their hearts, voices and wallets in support of Purposeful brands."

The study reveals that when consumers think a brand has a strong purpose, they are:

4X MORE LIKELY TO PURCHASE FROM THE COMPANY.

6X MORE LIKELY TO PROTECT THE COMPANY IN THE EVENT OF A MISSTEP OR PUBLIC CRITICISM.

4.5X MORE LIKELY TO CHAMPION THE COMPANY AND RECOMMEND IT TO FRIENDS AND FAMILY.

4.1X MORE LIKELY TO TRUST THE COMPANY.

In addition to a clearly stated purpose, demonstrated consistency to the purpose, transparency on how the company operates, and engagement with all stakeholders influenced consumers on product choices.

Fierce & Kind commits to operating as a Public Benefit Corporation and plans to continue to work toward B Corp certification. We are committed to serving our diverse stakeholders, including our employees, communities, and the environment, transparently and verifiably.

Consumers across generations and geographies recognized the strength and importance of Purpose, and indicated they would hold brands accountable. **However, and not surprisingly, younger generations are really leading the charge.**

92% OF GEN-Z AND 90% MILLENNIAL RESPONDENTS SAID THEY WOULD ACT IN SUPPORT OF A PURPOSEFUL BRAND; COMPARED TO 81% OF GEN-X CONSUMERS, 77% OF BABY BOOMERS AND 73% OF RESPONDENTS AGED 74 AND UP (MATURES)

-FORBES

TEAM



Basem Harb
Founder & CEO



Cyndi Smith
Chief Operations Officer & Co-Founder

An ardent entrepreneur and executive in the technology space, Basem has proven experience in business execution - building technical, sales, marketing teams with capabilities to deploy assets globally.

From his first venture, CSG Visual (launched as a student at UC San Diego), to this most current launch, the overriding goal has been to uncover and grow market opportunities. He understands that more than ever, consumers want to purchase from brands that align with their values in authentic and meaningful ways. Basem has also committed time to non-profit work and has served as a board member for the YMCA of La Jolla and Teach the Teachers Collaborative.

As a displaced person from war-torn Palestine, Basem understands first-hand how global power dynamics can deny access to equity in historically excluded communities. A social activist from the age of 15, Basem's passion for impacting the lives of communities affected by war, poverty, and underrepresentation has been a critical underpinning of his life. He now turns his attention to helping historically excluded communities to change stigmas, promote access, and build generational equity.

Cyndi is an educator at heart. Her passion for and commitment to equity in education as the means to opportunity continues as she joins the Fierce & Kind leadership team, managing business administration and fundraising. Cyndi's career is rooted in both the public and private sectors of education; she spent 12 years as a public high school English teacher, during which time she also served five years as an instructor and coach for teaching candidates at Northwestern University's School of Education and Social Policy, where she completed her Master's Degree in 1997. From teaching, she transitioned to a corporate career at McGraw-Hill Education, where she quickly rose to the role of VP, Global Product Development, and continued on in leadership roles in global business development successfully launching US products to global markets.



Lenny Raney

Social Media and Outreach

Lenny is a Los Angeles based educator, DJ/creative, and brand strategist with a specific focus on justice oriented projects. During his seven year career as a special education teacher and administrator in New Orleans he became keenly aware of the limitations and shortcomings of the system as it is designed. He then found his passion in music and event curation as a DJ, working as resident DJ for Solange Knowles and founded his own successful event and brand: Ascendance. In this field he learned the ways art and nightlife can create momentum around solving community needs. He is proud to be a part of the Fierce & Kind team and excited about developing long term marketing and community engagement strategy in support of such an audacious and important mission.



Mackenzie Rutherford

Social Media Strategist

Mackenzie specializes in social media and branding strategy for startups and small businesses. Mackenzie is also a former social justice organizer with organizations such as the Claremont Colleges Leftist Coalition, JusticeLA, and Critical Resistance. Mackenzie has her Bachelor's in Politics from Scripps College and recently completed the degree requirements for her Master of Science in International Business from SOAS University of London. She has been recognized as a 2020 Newman Civic Fellow, Scripps College Samella Lewis Scholar, and Scripps College Bekki Lee Memorial Scholar. In her free time, Mackenzie enjoys to going to the gym, traveling, trying new things, and spending time with her family.



Omar Harb

Market Analyst

Omar's background is in strategy and technology consulting, working at JLL and PwC to help clients envision the future of work and develop their technology strategy. His expertise is in financial modeling, data analysis and visualization, business case development, and strategic roadmapping. He sits on the board of an education non-profit based in Chicago, chairing their career development committee and transportation task force to improve and sustain career opportunities and pathways for recent high school graduates. As a first-generation American, Omar joins the Fierce & Kind team to continue to invest in and support underserved communities for generations to come.



Kevin Carpenter

Product Management

Kevin has a background in advertising sales and ran a creative agency for 9 years, specializing in action sports. That agency created award-winning print and video content for the largest companies in action sports. More recently, serving as the Director of Contract Sales and Product Development for Levecke Corporation, Kevin was directly responsible for growing contract sales over 2000% in under 4 years. Kevin was also responsible for all Product Development, creating brands from concept to shelf and all product redesigns. Kevin is currently a consultant in the beverage alcohol space working with all types of companies from well-established, national brands to start-ups. He is considered an expert in production, operations, development and procurement.



Ashtin Berry

Food & Beverage Industry Consultant

Ashtin Berry (she/her) is a lot of things. For one, she's someone who has made a point of it being as hard as possible to condense who they are into two small paragraphs, but here we are. Ashtin is an activist, educator, sommelier, mixologist, sociologist, beverage consultant, human being, and creator of not just cocktails but change. By 25 she had a decade of experience in hospitality, and by now, she's been the beverage director of a half dozen spots and worked with many brands you've heard of. In that time, Ashtin's also earned Imbibe Magazine's 2019 Bartender of the Year and Observer's 50 Most Influential People in Dining and Nightlife and 50 Best bars 2020 Icon.

As an activist—and this is all while doing everything stated above—Berry has developed an intersectional framework for building spaces that has culminated in her present day focus of consent-based communication and building open, honest spaces where employees are people that can do more than simply survive. In 2016, her creative content agency Radical XChange was born, and she launched the yearly multi-day symposium Resistance Served to celebrate and contextualize the contributions of the African Diaspora in hospitality. She's been recognized for her advocacy work as a member of the World's 50 Next. And in that time, she's still managed to find time to read, travel, and track down amazing shoes.

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
Unallocated Funds	$0	less than 0.1%
Marketing and Promotion	$250,000	23.4%
Hiring & Compensation (Sales, Marketing, Logistics)	$225,000	21.0%
Inventory (Aged Distilled Spirits)	$380,000	35.5%
General & Administrative	$77,000	7.2%
Research & Formulation	$85,569	8.0%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Fierce & Kind Ltd.. This offering must raise at least $10,000 by June 30, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Fierce & Kind may issue additional securities to raise up to $1,069,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,792,592 shares
× $1.35 per share

$14,569,999 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on November 16, 2022
- Form C/A on January 3, 2023
- Form C/A on March 14, 2023
- Form C/A on April 21, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook

UPDATES

Apr 21, 2023 • Filed Form C/A

Mar 14, 2023 • Filed Form C/A

Mar 9, 2023 • Fierce & Kind American Vodka gets GOLD! In its...

Feb 13, 2023 • Hey investors! We've been hard at work since...

Jan 4, 2023 • We are LAUNCHED! The first batches of Fierce &...

Jan 3, 2023 • Filed Form C/A

Dec 8, 2022 • Fierce & Kind is excited to announce that our...

Nov 16, 2022 • Primary offering of 792,592 shares at $1.35

Nov 16, 2022 • Filed Form C

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